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  - THE -    For: First BancTrust                  - NEWS RELEASE -
 INVESTOR         Corporation           The investor Relations Company serves as
 RELATIONS        206 S. Central Avenue investor relations counsel to this
- COMPANY -       Paris, IL 61944       Company, is acting on the Company's
                  (217) 465-6381        behalf in issuing this news release and
                                        receiving compensation therefor. The
                                        information contained herein is
                                        furnished for information purpose only
                                        and is not to be constructed as an offer to buy or sell securities.

For further Information:

                                                                    EXHIBIT 99.1

At First BancTrust:                     At The Investor Relations Company:
Terry J. Howard                         Michael Arneth or
President and Chief Executive Officer   Brien Gately
(217) 465-0260                          (847) 296-4200

FOR IMMEDIATE RELEASE

                     FIRST BANCTRUST CORPORATION TO ACQUIRE
                            RANTOUL FIRST BANK, S.B.

PARIS, ILLINOIS, APRIL 18, 2005 -- First BancTrust Corporation (Nasdaq: FBTC) and Rantoul First Bank, S.B. (OTCPK: RFBK) announced today that they have agreed to an acquisition transaction in which Rantoul First Bank will be acquired. This transaction is valued at approximately $4.2 million, all of which will be paid in cash. First BancTrust is the parent holding company of First Bank & Trust, S.B., which has community-banking locations in Paris, Marshall and Savoy, Illinois. Rantoul First Bank has one banking location in Rantoul, Illinois.

Under terms of the agreement, Rantoul First Bank shareholders are expected to receive $22.10 per share in cash for each share of its common stock held. There are 190,961 shares of Rantoul First Bank common stock outstanding, according to its 2004 annual report.

"The addition of Rantoul First Bank is an excellent fit." said Terry J. Howard, president and chief executive officer of First BancTrust. "This acquisition will give us an increased presence in Champaign County, the most vibrant economic area in east-central Illinois, and will complement our existing location in Savoy. We have said one of our goals has been to generate growth through strategic acquisitions but we would be disciplined in our efforts. The opportunity provided by Rantoul First Bank meets our criteria," Howard added.

"First BancTrust and Rantoul First Bank have a great deal in common. Both organizations have a tradition of community banking. Our respective customer bases are very similar. Both firms have management with extensive experience in community banking. We believe that these similarities will allow a smooth and rapid integration once the transaction is completed. Rantoul First Bank customers will continue to enjoy the same high quality of service to which they are accustomed but will also gain access to additional products and services already available to customers of First BancTrust. We believe the similarities between our two organizations also provide opportunities for significant cost savings," Howard added.

Commenting on the transaction, Rantoul First Bank president and chief executive officer Ronnie R. Shambaugh said "This combination represents an opportunity for Rantoul First Bank shareholders to realize fair value for their investment and should provide our customers with access to a wider variety of financial products. We look forward to working closely with First BancTrust management to integrate our operations with theirs."

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Howard said First BancTrust expects to fund the transaction from external sources.

As of December 31, 2004, First BancTrust had assets of $231 million and Rantoul First Bank had assets of $31 million. Upon completion of the transaction, First BancTrust's assets are projected to rise to approximately $264 million after purchase-related accounting adjustments, according to Howard.

The transaction is subject to approval by regulatory authorities and Rantoul First Bank shareholders, and customary closing conditions. It is expected to close during the third quarter of 2005.

The acquisition is expected to be minimally dilutive to First BancTrust's financial results in 2005 and accretive in 2006 and thereafter.

ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall and Savoy, Illinois.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

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